Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of subsidiary	Jurisdiction of incorporation or organization
Decibel Securities Corporation	Massachusetts
Decibel Therapeutics Australia Pty Ltd	Australia